Digi Reports Fiscal 2003 Third Quater Results - Page 4


                                                                    Exhibit 99.1
                              FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                     INVESTOR CONTACT:
Curt Ritter - 212-492-8989                         Susan Hyde - 212-492-1151
critter@wpcarey.com                                shyde@wpcarey.com
-------------------                                -----------------
Media Kit: www.wpcarey.com/MediaKit                IR Kit: www.wpcarey.com/IRKit
-----------------------------------                -----------------------------


              W. P CAREY & CO. ANNOUNCES THAT SHAREHOLDERS APPROVE
                        MERGER OF INCOME GENERATING REITS

   Transaction Provides CIP(R) Investors Liquidity and a 139% Return on Their
                               Initial Investment

     Represents Eleventh Successful Liquidation of an Affiliated CPA(R) Fund

              Ninety-eight Percent of Voting Shares Approve Merger

     NEW YORK, NY - August 25, 2004 - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that shareholders of Carey Institutional Properties (CIP(R)) and Corporate Property Associates 15 (CPA(R):15), members of the W. P. Carey Group of companies, each approved the merger of the two companies. CPA(R):15 will be the surviving company and will retain its existing board of directors and officers. The merger is expected to close on September 1, 2004.

     The merger represents the eleventh successful liquidation of a W. P. Carey fund since 1998. Under the terms of the merger, CIP(R) shareholders received a special cash distribution of $3.00 per share and, in addition, the choice of either another $10.90 in cash or 1.09 shares of CPA(R):15. Fifty-four percent of CIP(R) shareholders elected the cash option, while 46% chose to remain a part of the CPA(R) family and elected to receive shares of CPA(R):15. Excluding reinvested dividends, shareholders experienced a 139% return on their initial investment.

     Immediately prior to the merger, W. P. Carey & Co. LLC, the manager and advisor to the CPA(R) series of funds, will acquire 17 properties from CIP(R) for approximately $142 million, which includes the assumption of debt. These properties, totaling 2.4 million square feet, consist of office, industrial, retail and warehouse facilities located in nine states. The lease terms of the properties to be acquired by W. P. Carey & Co. LLC expire before May 2011.



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Digi Reports Fiscal 2003 Third Quater Results - Page 5



     Upon completion of the merger, CPA(R):15 will issue approximately 16.3 million shares of CPA(R):15 common stock and approximately $137.9 million in cash resulting in an investment of $575 million (including assumption of debt) to acquire 83 properties located in 28 states, totaling 7.9 million square feet. These properties have lease terms that average 12 years. The price paid for CIP(R)'s properties was based on the appraisal done by an independent third party appraiser.

     Ninety-eight percent of the voting shares voted to approve the merger of CIP(R) and CPA(R):15. This overwhelming shareholder approval is consistent with previous merger/liquidation events involving affiliates of W. P. Carey. In 2002, when CPA(R):10 merged with CIP(R), over 96% of voting shareholders voted in favor of the merger. In 1997, more than 97% of voting shareholders in the first nine CPA(R) funds (CPA(R):1 - 9) voted in favor of a merger into Carey Diversified LLC with 98% electing to receive listed shares in lieu of cash.

     "We are very pleased to have been able to offer a transaction that was so overwhelmingly endorsed by the shareholders of both CIP(R) and CPA(R):15," said Gordon F. DuGan, President of W. P. Carey & Co. LLC. "Our track record of providing investors of our affiliated REITs with rising income and liquidity of their investment is unmatched. Eleven of our funds have now gone full-cycle to liquidity and have provided shareholders an average annual return of twelve percent. Individual and institutional investors benefited greatly from the conclusion of CIP(R)'s program, ninety-eight percent of voting shares voted in favor of the merger, while forty-six percent chose to maintain their affiliation with W. P. Carey and elected shares of CPA(R):15. We believe this response is an accurate representation of the high level of satisfaction among our CPA(R) investors with the CPA(R) family of funds."

     Edward V. LaPuma, President of CIP(R), commented, "We promised our investors liquidity on their investment and we delivered. Over the course of their investment period CIP(R) shareholders received annual dividends averaging
8.15 percent, and now `at maturity' they are receiving one hundred and thirty-nine percent of their original investment. CIP(R) outperformed the NCREIF Property Index by 450 basis points per year over the past 12 years and provided an average annual total return of 11.3%, including dividends received, and capital appreciation."




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Digi Reports Fiscal 2003 Third Quater Results - Page 6


     Anne R. Coolidge, President of CPA(R):15, said, "This merger will provide our investors with a more diversified portfolio, a stronger balance sheet and an increase in future distributions paid by CPA(R):15. We believe the fact that forty-six percent of CIP(R) investors chose shares of CPA(R):15, instead of an all cash payout, reflects the strength and interest in our income generating investment. I want to welcome these investors to the family as we look to meet their investment expectations."

     Founded in 1973, W. P. Carey & Co. is a leading global investment firm that has long served as one of the preeminent providers of sale-leaseback financing to corporations and private equity firms in the United States and Europe. It owns a portfolio of net-leased real estate assets and provides asset management services to the Corporate Property Associates (CPA(R)) series of income generating, publicly held non-traded real estate investment trusts (REITs). The Company currently owns and/or manages more than 700 commercial and industrial properties worldwide, representing 95 million square feet, valued at approximately $7 billion.


     This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for commercial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.

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